                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        NORFOLK SOUTHERN CORPORATION
                (Name of Registrant as Specified In Its Charter)

                        NORFOLK SOUTHERN CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF NORFOLK SOUTHERN APPEARS HERE]

- --------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
THURSDAY, MAY 12, 1994

- --------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 12, 1994, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

    1. Election of four directors to the class whose term will expire in 1997 and one director to the class whose term expires in 1995.

    2. Ratification of the appointment of independent public accountants.

    3. Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 4, 1994, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                 DONALD E. MIDDLETON,
                                                 Corporate Secretary.

Dated: April 4, 1994

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                          Norfolk Southern Corporation
                             Three Commercial Place
                          Norfolk, Virginia 23510-2191

                                                                   April 4, 1994

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Corporation on or about April 4, 1994. The Corporation's Annual Report for 1993 was mailed under separate cover beginning March 16, 1994. The proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held May 12, 1994. The cost of soliciting proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $22,000 to assist in soliciting proxies and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Corporation, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 4, 1994. As of February 28, 1994, the Corporation had issued and outstanding 145,688,019 shares of Common Stock, of which 138,427,690 shares were entitled to one vote per share.

                             ELECTION OF DIRECTORS

  The terms of William J. Crowe, Jr., David R. Goode, Robert E. McNair and Harold W. Pote expire at the Annual Meeting on May 12, 1994. At its meeting held on January 25, 1994, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from eleven to twelve and elected Jane Margaret O'Brien to fill the resulting vacancy. Under Virginia law, the term of a director elected by a board of directors to fill a vacancy expires at the next stockholders' meeting at which directors are elected.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Admiral Crowe and Messrs. Goode, McNair and Pote to serve in the class whose term will expire in 1997, and for the reelection of Ms. O'Brien to serve in the class whose term expires in 1995. The nomination of Ms. O'Brien to be the fourth member of that class results from the requirement (see information under "Board of Directors" caption on page 7) that each of the three classes contain as nearly as possible one third of the total number of directors.

  If any nominee becomes unable to serve (an event which is not anticipated, except possibly in the case of Admiral Crowe), the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the total number of directors will be reduced. Should Admiral Crowe become Ambassador to the Court of St. James, he will be ineligible to continue to serve as a director of the Corporation (and to stand for reelection) during the period of his ambassadorship.

  Under Virginia law and under the Corporation's Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors nor among any of the nominees or directors and any officer, nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

NOMINEES
(FOR TERM EXPIRING IN 1997)


                     Admiral Crowe, 69, Washington, D. C., has been a director
[PHOTO OF WILLIAM    since 1990. He has been Professor of Geopolitics at the
J. CROWE, JR         University of Oklahoma since 1990. He is a retired
APPEARS HERE]        Admiral and former Chairman of the Joint Chiefs of Staff,
                     having served as Chairman from October 1985 until September 1989. He is also a director of General Dynamics
                     Corporation, Merrill Lynch & Co., Inc., Pfizer, Inc. and
                     Texaco, Inc.

William J. Crowe, Jr.
- --------------------------------------------------------------------------------


                     Mr. Goode, 53, Norfolk, Va., has been a director since
[PHOTO OF DAVID      1992. He has been Chairman, President and Chief Executive
R. GOODE APPEARS     Officer of the Corporation since September 1992, having
HERE]                previously become President in October 1991, and
                     Executive Vice President-Administration in January 1991, and having served prior thereto as Vice President-
                     Taxation. He is also a director of Caterpillar, Inc., Georgia-Pacific Corporation and TRINOVA Corporation.

David R. Goode

- --------------------------------------------------------------------------------

                     Mr. McNair, 70, Columbia, S. C., has been a director
[PHOTO OF ROBERT     since 1987. He has been Chairman of McNair & Sanford,
E. MCNAIR APPEARS    P.A. (formerly McNair Law Firm, P.A.), since January
HERE]                1971. Mr. McNair is also a director of Georgia-Pacific
                     Corporation and NationsBank Corporation.

Robert E. McNair     (See information under "Compensation Committee
                     Interlocks" caption on page 10.)
- --------------------------------------------------------------------------------
                     Mr. Pote, 47, New York, N.Y., has been a director since
[PHOTO OF HAROLD     1988. He has been a partner of The Beacon Group, a
W. POTE APPEARS      private investment partnership focusing on principal
HERE]                investments in energy, real estate and general corporate
                     buy-outs, since April 1, 1993; he also has served as President of PBS Properties, Inc., since November 1990, having served prior thereto as President and Chief
                     Executive Officer of First Fidelity Bancorporation.

Harold W. Pote

- --------------------------------------------------------------------------------
NOMINEE
(FOR TERM EXPIRING IN 1995)



                     Ms. O'Brien, 40, Roanoke, Va., has been a director since
[PHOTO OF JANE       January 25, 1994. She has been President of Hollins
MARGARET O'BRIEN     College since July 1991, having served prior thereto as
APPEARS HERE]        Dean of the Faculty at Middlebury College, Vt.

Jane Margaret O'Brien
- --------------------------------------------------------------------------------


DIRECTORS WHOSE TERM EXPIRES IN 1995


                     Mr. Coleman, 63, Wickliffe, Ohio, has been a director
[PHOTO OF L.E.       since 1982. He has been Chairman and Chief Executive
COLEMAN APPEARS      Officer of The Lubrizol Corporation, a diversified
HERE]                specialty chemical company, since April 1982. He is also
                     a director of Harris Corporation.

L. E. Coleman
- --------------------------------------------------------------------------------

                     Mr. Hahn, 67, Atlanta, Ga., has been a director since
[PHOTO OF            1985. He has been Honorary Chairman of the Board of
T. MARSHALL HAHN,    Georgia-Pacific Corporation, a manufacturer and
JR. APPEARS HERE]    distributor of building products, pulp and paper products
                     and chemicals, since December 2, 1993, having previously become Chairman of the Board on May 4, 1993, and having served prior thereto as Chairman of the Board and Chief
                     Executive Officer. He is also a director of Coca-Cola
                     Enterprises, SunTrust Banks, Inc. and Trust Company of
                     Georgia.

                     (See information under "Compensation Committee
                     Interlocks" caption on page 10.)
T. Marshall Hahn, Jr.
- --------------------------------------------------------------------------------

                     Mr. Hilliard, 54, New York, N. Y., has been a director
[PHOTO OF            since 1992. He has been a partner in Brown Brothers
LANDON HILLARD       Harriman & Co., a New York City bank, since January 1979.
APPEARS HERE]        He is also a director of Owens-Corning Fiberglas
                     Corporation.

                     (See information under "Certain Relationships" caption on page 9.)
Landon Hillard
- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1996

                     Mr. Baliles, 53, Richmond, Va., has been a director since
[PHOTO OF GERALD     1990. He has been a partner in the law firm of Hunton &
L. BALILES APPEARS   Williams, a business law firm with offices in several
HERE]                major U. S. cities and European offices in Brussels,
                     Belgium, and Warsaw, Poland, since 1990, having served prior thereto as Governor of Virginia. He is also a director of Dibrell Brothers, Inc.

                     (See information under "Certain Relationships" caption on page 9.)
Gerald L. Baliles
- --------------------------------------------------------------------------------

                     Mr. Carter, 54, Alexandria, Va., has been a director
[PHOTO OF GENE       since 1992. He has been Executive Director of the
R. CARTER APPEARS    Association for Supervision and Curriculum Development,
HERE]                among the world's largest international education
                     associations, since July 1992, having served prior thereto as Superintendent of Schools in Norfolk, Va.


Gene R. Carter

- --------------------------------------------------------------------------------

                     Mr. Leisenring, 68, Philadelphia, Pa., has been a
[PHOTO OF E. B.      director since 1982. He was Chairman of the Board of Penn
LEISENRING, JR.      Virginia Corporation, a natural resources holding and
APPEAS HERE]         development company, until his retirement in 1992, having
                     served prior thereto as Chairman of the Board and Chief
                     Executive Officer. He is a director of Westmoreland Coal
                     Company. Mr. Leisenring is also a director of Fidelity
                     Bank, N.A. (a wholly owned subsidiary of First Fidelity
                     Bancorporation) and of SKF USA Inc. (a controlled subsidiary of Aktiebolaget SKF, a Swedish corporation).

                     (See information under "Compensation Committee Interlocks" caption on page 10.)
E. B. Leisenring, Jr.

- --------------------------------------------------------------------------------


                     Mr. McKinnon, 66, Norfolk, Va., has been a director since
[PHOTO OF ARNOLD     1986. He was Chairman and Chief Executive Officer of
B. MCKINNON APPEARS  Norfolk Southern Corporation until his retirement in
HERE]                1992, having served prior thereto as Chairman, President
                     and Chief Executive Officer.

Arnold B. McKinnon
- --------------------------------------------------------------------------------


                         BENEFICIAL OWNERSHIP OF STOCK

  To the knowledge of the Corporation, no person beneficially owns more than 5% of its Common Stock.

  The following table sets forth as of February 28, 1994, the beneficial ownership of the Corporation's Common Stock by each director, including the Chief Executive Officer, and nominee, each of the other four most highly compensated executive officers and all executive officers and directors of the Corporation as a group. Each individual and all executive officers and directors as a group own less than 1% of the total outstanding shares of the Corporation's Common Stock and, unless otherwise indicated, all shares are held with sole voting and investment powers. Unless otherwise noted, no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock.

                        SHARES OF                                                             SHARES OF
NAME                   COMMON STOCK                                   NAME                   COMMON STOCK
- ----                   ------------                                   ----                   ------------
Gerald L. Baliles          1,200/1/                                   Arnold B. McKinnon       222,643/1/,/5/
Gene R. Carter             1,050/1/                                   Robert E. McNair           1,100/1/,/6/
L. E. Coleman              4,112/1/,/2/                               Jane Margaret O'Brien      1,000/1/
William J. Crowe, Jr.      1,400/1/                                   Harold W. Pote             1,500/1/
David R. Goode           107,916/3/                                   John R. Turbyfill        155,088/7/
T. Marshall Hahn, Jr.      2,200/1/                                   Paul R. Rudder            68,059/8/
Landon Hilliard            2,000/1/                                   John S. Shannon          109,495/9/
E. B. Leisenring, Jr.      6,805/1/,/4/                               D. Henry Watts            88,249/10/
39 Executive Officers and Directors as a group (including the persons named above)/11/       1,374,045/12/

- --------
  /1/Includes 1,000 shares awarded non-employee directors pursuant to the Directors' Restricted Stock Plan over which shares the director possesses voting power but has no investment power until the shares are distributed. (For additional information on the Directors' Restricted Stock Plan, see information under "Compensation of Directors" caption on page 7.)
  /2/Includes 112 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /3/Includes 2,690 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan. Includes 4,412 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed. Also includes 85,821 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days.
  /4/Includes 2,205 shares owned by Mr. Leisenring's wife, in which he disclaims beneficial ownership.
  /5/Includes 141,364 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. McKinnon has the right to acquire beneficial ownership within 60 days.
  /6/100 shares are held pursuant to an investment trust. Mr. McNair has sole voting power and shared investment power over these shares.
  /7/Includes 8,280 shares credited to Mr. Turbyfill's account in the Corporation's Thrift and Investment Plan. Includes 12,761 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Turbyfill possesses voting power but has no investment power until the shares are distributed. Includes 108,909 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Turbyfill has the right to acquire beneficial ownership within 60 days. Also includes 1,837 shares owned by Mr. Turbyfill's wife, in which he disclaims beneficial ownership.
  /8/Includes 5,099 shares credited to Mr. Rudder's account in the Corporation's Thrift and Investment Plan. Includes 5,084 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Rudder possesses voting power but has no investment power until the shares are distributed. Also includes 50,255 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Rudder has the right to acquire beneficial ownership within 60 days.
  /9/Includes 2,109 shares credited to Mr. Shannon's account in the Corporation's Thrift and Investment Plan. Includes 11,001 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Shannon possesses voting power but has no investment power until the shares are distributed. Includes 60,820 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which

Mr. Shannon has the right to acquire beneficial ownership within 60 days. Also includes 57 shares held by Mr. Shannon and his wife as co-trustees for their daughter, and 597 shares held by his wife as custodian for their daughter, in which latter shares he disclaims beneficial ownership.
  /10/Includes 3,422 shares credited to Mr. Watts' account in the Corporation's Thrift and Investment Plan. Includes 10,738 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Watts possesses voting power but has no investment power until the shares are distributed. Includes 60,442 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Watts has the right to acquire beneficial ownership within 60 days. Also includes 13,647 shares owned by Mr. Watts' wife, in which he disclaims beneficial ownership.
  /11/A relative of one executive officer owns 200 shares of Norfolk Southern Railway Company Preferred Stock, Series A, over which the officer has investment control. The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which shares the officer disclaims beneficial ownership.
  /12/Includes 80,450 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Includes 80,458 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan, over which the individual possesses voting power but no investment power until the shares are distributed, and 789,047 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days. Also includes 18,636 shares in which beneficial ownership is disclaimed.

- --------
  Section 16 of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1993, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms were filed on time. The initial report (Form 3) of Powell F. Sigmon, Vice President-Safety, Environmental and Research Development, over-reported by 531 shares his direct holdings of the Corporation's Common Stock, and that report has been amended.

                               BOARD OF DIRECTORS

  The Board of Directors of the Corporation consists of twelve members and is divided into three classes, each elected for a term of three years, with each class containing one third of the total number of directors. Under the Corporation's retirement policy for directors, a director who attains the age of 72 shall resign effective the date of the next annual meeting unless his term of office expires on such date, in which event he shall refrain from becoming a candidate for reelection. The Board met a total of seven times in 1993. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not also an officer of the Corporation received compensation for services during 1993 of a $32,000 a year retainer and, in addition, a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Officers who also serve as directors receive no additional compensation. A director who has served for at least five years while not serving simultaneously as an officer of the Corporation, or one of its subsidiaries, and who retires from the Board under the Corporation's retirement policy for directors, shall receive annually for life the annual retainer in effect for directors at the time of retirement.

  A director may elect to receive all or a portion of compensation on a deferred basis under the Corporation's Directors' Deferred Fee Plan. The amount received on a deferred basis is credited to a separate memorandum account, together with interest on the amount credited to the account at the beginning of each quarter, at a rate for 1994 and later years determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director. The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under the Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in the Plan. Seven of the current directors are participants.

  Effective January 1, 1994, the Board approved the Directors' Restricted Stock Plan pursuant to which each current non-employee director was awarded a grant of 1,000 shares of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a 1,000 share grant on the date of election. Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends), subject to certain restrictions. The Restricted Shares awarded under this Plan may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director is disabled or retires. For purposes of the Plan, a director "retires" when service as a director terminates because
(a) the director is ineligible to continue serving under the retirement policy for directors or (b) the director has served for at least two consecutive years and such termination is due to (i) taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service as a director or (ii) the fact that continued service as a director would be a violation of law.

COMMITTEES

  Each year, not later than its organization meeting, the Board of Directors appoints the Audit Committee, Executive Committee, Compensation and Nominating Committee and Pension Committee.

  The Audit Committee recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants; reviews with the independent accountants the annual audit plan; receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting. This Committee met five times in 1993, and its members are L. E. Coleman, Chairman, Gerald L. Baliles, William J. Crowe, Jr., Landon Hilliard and Harold W. Pote.

  The Executive Committee is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session, including the declaration of a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board. This Committee met one time in 1993, and its members are Arnold B. McKinnon, Chairman, David R. Goode,
T. Marshall Hahn, Jr. and E. B. Leisenring, Jr.

  The Compensation and Nominating Committee makes recommendations to the Board of Directors concerning executive compensation; adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation; individuals to be elected as officers of the Corporation; and nominees for election to the Board. The Committee will consider Board nominees recommended by stockholders. Recommendations by stockholders must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity. This Committee met six times in 1993, and its members are E.
B. Leisenring, Jr., Chairman, L. E. Coleman, T. Marshall Hahn, Jr. and Robert
E. McNair.

  The Pension Committee makes recommendations to the Board of Directors concerning an annual investment policy for investment of the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy; reviews the performance of the investment managers; and receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans. This Committee met four times in 1993, and its members are T. Marshall Hahn, Jr., Chairman, Gene R. Carter, E. B. Leisenring, Jr., Robert E. McNair and Harold W. Pote.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. (Brown Brothers), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, in 1993, Brown Brothers was paid approximately $102,000 in fees for managing a portion of the assets of the Corporation's pension fund.

  In 1993, the Corporation paid approximately $103,700 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Mr. Robert B. Claytor served as a director of Norfolk Southern until his death on April 9, 1993. National Railroad Passenger Corporation (Amtrak), of which Mr. Claytor's brother, W. Graham Claytor, Jr., was Chairman, President and Chief Executive Officer until December 6, 1993, leases to NS Fiber Optics, Inc., a wholly owned subsidiary of the Corporation, rights with respect to certain portions of Amtrak's rights-of-way for development of a fiber optic communications system. This lease was entered into as of December 1, 1984, for a term of 20 years at a rental based on the total number of miles of rights-of-way involved. The aggregate rental for the 20-year term is approximately $9,981,500. The lease may be renewed at the option of the lessee for two 20-year terms at a rental to be fixed by agreement of the parties or by arbitration, but not to be less than the current rental. The lease was entered into in the ordinary course of business on terms and conditions considered no less favorable to the Corporation than if entered into with any other party.

  In 1993, the Corporation paid approximately $871,500 for legal services to the law firm of Williams Kelly & Greer, P.C., Norfolk, Virginia, of which Mr. Claytor's son-in-law, Samuel J. Webster, is a shareholder. This firm had provided legal services to the Corporation or its subsidiaries for many years prior to Mr. Webster's affiliation with the firm.

  Kathryn B. McQuade is Vice President-Internal Audit of Norfolk Southern. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick (KPMG), a firm of independent public accountants that has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. Norfolk Southern paid KPMG approximately $1.8 million for all services rendered during 1993.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies certain business relationships between the Corporation and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee.

  Mr. Goode serves as a director of Georgia-Pacific Corporation and is a member of its Stock Option and Compensation Committee. Mr. Hahn was an executive officer of Georgia-Pacific Corporation for a part of 1993. In 1993, Georgia-Pacific Corporation purchased transportation services from North American Van Lines, Inc. (NAVL), a wholly owned subsidiary of the Corporation, in an amount totaling approximately $705,000. Such services were provided in the ordinary course of business on terms and conditions considered no less favorable to NAVL than if entered into with any other party.

  In 1993, the Corporation paid approximately $192,200 to McNair & Sanford, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Corporation for service in all capacities to the Corporation and its subsidiaries for the fiscal years ending December 31, 1993, 1992 and 1991, except for Mr. David R. Goode whose compensation is shown only for 1993 and 1992 (the year in which he became Chief Executive Officer).

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                       ANNUAL COMPENSATION               COMPENSATION
                              ------------------------------------- -----------------------
                                                                      AWARDS      PAYOUTS
                                                                    ----------- -----------
                                                        OTHER       SECURITIES
                                                        ANNUAL      UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL            SALARY /1/ BONUS /1/ COMPENSATION /2/ OPTIONS /3/ PAYOUTS /4/ COMPENSATION /5/
    POSITION             YEAR    ($)        ($)          ($)            (#)         ($)           ($)
- ------------------       ---- ---------- --------- ---------------- ----------- ----------- ----------------
David R. Goode/6/        1993  535,000    376,480      300,309/7/     40,000      217,011        50,480
 Chairman, President     1992  418,333    297,634      133,057        20,000       81,567        31,778
 and Chief Executive Of-
  ficer

John R. Turbyfill        1993  414,583    273,086      331,359        12,500      217,011        36,924
 Vice Chairman           1992  390,000    270,738      317,988        12,500      208,435        28,895
                         1991  380,000    232,066                     12,500      243,763

Paul R. Rudder           1993  360,000    237,132      218,221        12,500      217,011        44,688
 Executive Vice Presi-   1992  350,000    242,970      153,672        12,500      118,279        38,623
 dent-Operations         1991  300,000    183,207                     12,500       82,896

John S. Shannon          1993  360,000    237,132      233,296        12,500      217,011        30,681
 Executive Vice          1992  340,000    236,028      204,483        12,500      180,250        25,973
 President-Law           1991  330,000    201,531                     12,500      209,936

D. Henry Watts           1993  360,000    237,132      377,009        12,500      217,011        33,444
 Executive Vice          1992  350,000    242,970      317,355        12,500      180,250        30,384
 President-Marketing     1991  335,000    204,585                     12,500      203,136

- --------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on the Common Stock on performance share units awarded through 1992 pursuant to the Corporation's Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Includes tax absorption payments under the Long-Term Incentive Plan for performance share awards. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1993, these amounts were: for Mr. Goode, $25,173; Mr. Turbyfill, $137,185; Mr. Rudder, $23,601; Mr. Shannon, $37,102; and Mr. Watts, $182,677.
  /3/Options were granted without tandem SARs.
  /4/Represents market value, as of the date of award, of Common Stock earned pursuant to the Corporation's Long-Term Incentive Plan for performance periods ended December 31, 1993, 1992 and 1991. For 1991, performance shares were issued for the three-year award period 1989-1991. For 1992, performance shares were issued for the three-year award period 1990-1992. For 1993, performance shares were issued for the three-year award period 1991-1993.
  /5/Includes the following for 1993: (i) contributions of $4,497 to the Corporation's 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $45,983; Mr. Turbyfill, $32,427; Mr. Rudder, $40,191; Mr. Shannon, $26,184; and Mr. Watts, $28,947.
  /6/In accordance with the Securities and Exchange Commission's transitional provisions applicable to the revised rules on executive officer compensation disclosure, Mr. Goode's compensation is reported only for 1993 and 1992 (the year in which he became Chief Executive Officer).

  /7/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $65,913, calculated on the basis of the incremental cost of such use to the Corporation.

LONG-TERM INCENTIVE PLAN

  The Corporation's Long-Term Incentive Plan, as amended by the stockholders in 1989, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1993 of stock options under the Corporation's Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
NAME                 #      FISCAL YEAR  ($ PER SHARE)    DATE       ($)
- ----             ---------- ------------ ------------- ---------- ----------
D. R. Goode        40,000       5.79%        63.25     1/31/2003   645,200
J. R. Turbyfill    12,500       1.81%        63.25     1/31/2003   201,625
P. R. Rudder       12,500       1.81%        63.25     1/31/2003   201,625
J. S. Shannon      12,500       1.81%        63.25     1/31/2003   201,625
D. H. Watts        12,500       1.81%        63.25     1/31/2003   201,625

*No SARs were granted in 1993
- --------
  /1/Options were granted effective February 1, 1993, exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends paid on the Common Stock.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.2007: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1988, through December 31, 1992;

    (b) a dividend yield of 3.67%: yield was determined monthly and averaged over the 60-month period January 1, 1988, through December 31, 1992; and

    (c) a 1992 risk-free rate of return of 7%: this represents the return on a comparatively "risk-free" investment in 1992, the year prior to the issuance of these options.

  These assumptions produce a Black-Scholes factor of 0.255 and a resulting present value for the 1993 option grant of $16.13 per share. The factor computed under the Black-Scholes formula was not adjusted to reflect that the options cannot be exercised during the first year of their ten-year term, nor does it reflect that dividend equivalents are paid on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1993 and the unexercised options and SARs held by each as of the end of 1993:

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                         NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTION/SARS
                   SHARES                            FY-END                              AT FY-END/1/
                 ACQUIRED ON  VALUE                    (#)                                    ($)
                  EXERCISE   REALIZED    --------------------------------------    ---------------------------
NAME                 (#)       ($)        EXERCISABLE           UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
- ----             ----------- --------    ---------------       ----------------    -----------   -------------
D. R. Goode             0          0       50,552/2/               40,000           1,340,238/2/    310,000
J. R. Turbyfill     6,960/3/ 916,146/3/    99,636/4/               12,500           3,809,968/4/     96,875
P. R. Rudder            0          0       37,755                  12,500             983,830        96,875
J. S. Shannon           0          0       48,320                  12,500           1,336,197        96,875
D. H. Watts             0          0       47,942                  12,500           1,351,856        96,875

- --------
  /1/ Equal to the mean of the high and low trading prices on the New York Stock Exchange-Composite Transactions ($71.00) of the Common Stock on December 31, 1993, less the exercise prices of the options, multiplied by the number of options.
  /2/ Includes 8,031 tandem SARs with a value of $338,972.
  /3/ Shares of Common Stock received upon exercise of 24,747 SARs payable one-half in stock and one-half in cash.
  /4/ Includes 47,613 tandem SARs with a value of $2,311,674.

  PERFORMANCE SHARE UNITS (PSUS)

  The following table sets forth certain information concerning the grant in 1993 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. PSUs entitle a recipient to "earn out" or receive performance shares (shares of the Corporation's Common Stock) at the end of a three-year performance cycle (1993-1995) based on the Corporation's performance during this three-year period. For the 1993 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the performance share units granted: (1) three-year average earnings per share (EPS) growth over the prior three-year base period, (2) three-year average return on average invested capital (ROAIC) and (3) three-year average annual operating ratio measured both absolutely and in relation to average industry performance for six major rail carriers. A more detailed discussion of these performance criteria can be found in the Report of the Compensation and Nominating Committee.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                      NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                       SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                      UNITS OR     PERIOD UNTIL -------------------------------------
                   OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
NAME                     (#)        OR PAYOUT      (#)         (#)          (#)
- ----               --------------- ------------ ----------  -----------   -----------
D. R. Goode            20,000       01/01/93-       0         10,000       20,000
                                     12/31/95
J. R. Turbyfill         6,250       01/01/93-       0          3,125        6,250
                                     12/31/95
P. R. Rudder            6,250       01/01/93-       0          3,125        6,250
                                     12/31/95
J. S. Shannon           6,250       01/01/93-       0          3,125        6,250
                                     12/31/95
D. H. Watts             6,250       01/01/93-       0          3,125        6,250
                                     12/31/95

- --------
  /1/Performance shares, when earned out, will be held by the Corporation for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because performance shares will be subject to a share retention agreement, a tax absorption payment in cash or as additional withholding taxes, equal to any Federal and state income taxes imposed, will be made to or on behalf of an executive officer as the result of this "earn out".
  /2/The Long-Term Incentive Plan does not provide for a performance target; consequently, this column presents 50% of the maximum "earn out", which is presented as a representative amount based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint and survivor annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1993 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------------
REMUNERATION            25                     30                     35                     40
- ------------            --                     --                     --                     --
  $200,000           $ 60,278               $ 74,309               $ 88,340               $102,372
   300,000             97,778                119,309                140,840                162,372
   400,000            135,278                164,309                193,340                222,372
   500,000            172,778                209,309                245,840                282,372
   600,000            210,278                254,309                298,340                342,372
   700,000            247,778                299,309                350,840                402,372
   800,000            285,278                344,309                403,340                462,372
   900,000            322,778                389,309                455,840                522,372

  Under the pension plans, covered compensation includes salary and bonus, and each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1994, for each executive officer named in the cash compensation table were: Mr. Goode, $467,686 and 28 years; Mr. Turbyfill, $638,394 and 33 years; Mr. Rudder, $452,653 and 40 years;
Mr. Shannon, $553,012 and 37 years; Mr. Watts, $551,511 and 40 years.

 COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING THE 1993 COMPENSATION
                         OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1993 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the four officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1993 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  Among other things, the Compensation and Nominating Committee of the Board of Directors (the "Committee") is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Management Incentive Plan ("MIP"), as adopted by the Board of Directors, and its Long-Term Incentive Plan ("LTIP"), as last amended and approved by stockholders in 1989. Included in the LTIP, and more particularly described below, are awards of stock options and performance share units. The Committee is composed entirely of non-employee directors and met six times during 1993.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based", the Committee seeks to assure that the base salaries of Executive Officers are generally competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as is true of all officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base pay for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. This information is compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of the other holding companies of Class I railroads and other American corporations of comparable revenue size. Because Mr. Goode became Chairman of the Corporation in 1992, his base salary in 1993 was below the 50th percentile; the base salary of other Executive Officers in 1993 was at about the 50th percentile.

  For 1993, Mr. Goode's salary was increased by 9%. This 1993 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's total operating revenues and net income in 1992, despite a sluggish economy and reduced coal traffic, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 4.84% for each of the other Executive Officers; these increases were based on Mr. Goode's recommendations and the Corporation's 1992 performance.

  MANAGEMENT INCENTIVE PLAN (MIP): The Corporation's MIP is designed and administered to ensure that a significant portion of each Executive Officer's annual cash compensation is based on the Corporation's annual profitability. MIP awards to Executive Officers, and other MIP participants, are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income when the Corporation's annual return on average invested capital (ROAIC) equals or exceeds 10%. For 1993, 288 key employees, including the Executive Officers, earned MIP awards. The 1993 MIP award earned by Mr. Goode represented 70.37% of his 1993 salary. 1993 MIP awards earned by the four other Executive Officers equaled 65.87% of their 1993 salaries.

  The Committee set the maximum amount of Mr. Goode's incentive pay (paid at the discretion of the Committee and based on available MIP funds) at 80% of his salary during 1993, and at 75% of salary for the other Executive Officers. Incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at a large number of American companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  The Corporation's base salaries have tended to be lower than at comparable organizations, and its incentive pay opportunities have tended to be higher. When the Corporation achieves MIP profitability goals, the Executive Officers' base salary and MIP awards are competitive with the annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay. Mr. Goode's 1993 MIP award approximates the 50th percentile with respect to 1992 bonuses earned by chief executive officers in his peer group. The 1993 MIP award paid to the other Executive Officers approximates the 75th percentile with respect to 1992 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN (LTIP): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's longer-term earnings growth, its profitability and the total returns (stock price appreciation and dividends) realized by the Corporation's stockholders. This is achieved by annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and provide the Executive

  Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  At its January 1993 meeting, the Committee granted stock options to each of the five Executive Officers and to 292 other key employees. Stock options were granted with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

    The 1993 grants of performance share units provide the Executive Officers, and other recipients, with the opportunity to earn shares of the Corporation's Common Stock during the first quarter of 1996. The number of performance share units, and equivalent common shares, that are earned by recipients is based on the Corporation's three-year (i.e., 1993-1995) earnings per share growth, three-year average ROAIC and three-year average operating ratio evaluated relative to pre-established performance criteria set out in the schedules below. One third of the performance share units granted are available to be earned based on each of the three performance criteria.

             EARNINGS PER SHARE                                             ROAIC
- -----------------------------------------------        ------------------------------------------------
                             PERCENTAGE OF                                            PERCENTAGE OF
      THREE-YEAR              PERFORMANCE                      THREE-YEAR              PERFORMANCE
     AVERAGE EPS              SHARE UNITS                        AVERAGE               SHARE UNITS
        GROWTH                  EARNED                            ROAIC                  EARNED
- -----------------------------------------------        ------------------------------------------------
         40%                     100%                              20%                    100%
         35%                      90%                              19%                     90%
         30%                      80%                              18%                     80%
         25%                      60%                              17%                     70%
         20%                      40%                              16%                     60%
         15%                      20%                              15%                     50%
      Below 15%                    0%                              14%                     40%
                                                                   13%                     20%
                                                                Below 13%                   0%

                      3-YEAR AVERAGE OPERATING RATIO (OPR)
- ------------------------------------------------------------------------------------------
           AVERAGE OF A AND B = PERCENTAGE OF PERFORMANCE SHARE UNITS
                         EARNED UNDER OPERATING RATIO CRITERIA
- ------------------------------------------------------------------------------------------
                       A                                   B
- ------------------------------------------------------------------------------------------
                             PERCENTAGE OF          3-YEAR AVERAGE           PERCENTAGE OF
                              PERFORMANCE            NS OPR BELOW             PERFORMANCE
      NS 3-YEAR               SHARE UNITS            INDUSTRY OPR             SHARE UNITS
     OPR AVERAGE                EARNED                  AVERAGE                 EARNED
- ------------------------------------------------------------------------------------------
         70%                     100%                    15.0+                   100%
         75%                      90%                    10.0                     80%
         80%                      80%                     7.5                     70%
         85%                      60%                     5.0                     60%
         90%                      40%                     2.5                     30%
     Greater than                  0%                     0.0                      0%
         90%

    All stock options and performance share units granted in 1993 to Executive Officers were subject to the following terms. During the period that the stock options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), the Corporation pays cash dividend equivalents on such options to the Executive Officers. At the time performance share units are earned, the Corporation makes a cash payment so the Executive Officers can pay taxes due on the value of such performance shares. In exchange for these cash payments, the Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold performance shares for a period of up to five years following the date such performance shares were earned.

  In 1993, Mr. Goode was granted 40,000 stock options and 20,000 performance share units. The other Executive Officers as a group were awarded 50,000 stock options and 25,000 performance share units. In determining the size of these awards, the size of prior grants was analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. Specifically, the Committee compares Mr. Goode to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The other Executive Officers are evaluated relative to survey data for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. Based on this review, the number of stock options and performance share units granted is fixed so as to place Mr. Goode and the other Executive Officers above the 75th percentile of total compensation for their respective peer groups. These award opportunities and this total compensation will be attained only if future corporate performance warrants.

  The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award. Since the inception of the Plan, this analysis has resulted in a general practice of granting options to performance share units in a ratio of 2 to 1.

  The Committee believes that compensation of the Executive Officers is competitive with that of comparable corporations. More importantly, the Committee believes Executive Officer compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's annual and longer-term earnings growth, its profitability and the total returns to the Corporation's stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on actions the Committee has taken as a result of the Revenue Reconciliation Act of 1993 (RRA) -- even though that legislation had no effect on the Committee's compensation decisions for Executive Officers that became effective in 1993. RRA amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. A review of the proposed regulations interpreting this provision suggests that a number of the Corporation's compensation arrangements meet many of the requirements for so-called "performance-based" compensation and should not be subject to the limitation on tax deductibility. Since it is not anticipated that this provision will affect the deductibility of amounts paid under the Corporation's 1994 compensation arrangements, the Committee believes it is not yet appropriate to formulate a final response to the new tax provision and will continue to monitor the matter and, as necessary, make recommendations to the Board.

                                          E. B. Leisenring, Jr., Chairman
                                          L. E. Coleman, Member
                                          T. M. Hahn, Jr., Member
                                          R. E. McNair, Member

  PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Index and the S&P Railroad Composite Index for the five-year period commencing December 31, 1988, and ending December 31, 1993.

                         [GRAPH APPEARS HERE]
              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
    AMONG NORFOLK SOUTHERN CORP., S&P 500 COMP. INDEX AND RAILROADS INDEX


                                NORFOLK        S&P       RAILROADS
Measurement period              SOUTHERN     500 COMP.   COMPOSITE
(Fiscal year Covered)           CORP.         INDEX       INDEX
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/89                    $ 134.10     $ 131.69    $ 128.55
FYE 12/31/90                    $ 143.80     $ 127.60    $ 122.85
FYE 12/31/91                    $ 211.12     $ 166.47    $ 200.51
FYE 12/31/92                    $ 224.32     $ 179.15    $ 225.15
FYE 12/31/93                    $ 265.56     $ 197.21    $ 279.02

- --------
  *Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1988, and that all dividends were reinvested.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1994. This firm has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969, and the Board of Directors recommends that its appointment be ratified by the stockholders.

  Under Virginia law and under the Corporation's Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  With respect to 1993, KPMG Peat Marwick performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements.

  All services rendered by KPMG Peat Marwick to the Corporation in 1993 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See "Certain Relationships and Related Transactions" caption on page 9.) KPMG Peat Marwick has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 5, 1994.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                          By order of the Board of Directors,
                                             DONALD E. MIDDLETON,
                                             Corporate Secretary.

- -------------------------------------------------------------------------------

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints L. E. Coleman, E. B. Leisenring, Jr. or Arnold
B. McKinnon, and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 12, 1994, and any adjournments thereof, upon the following matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting:

(1)Election    [_]FOR all nominees listed below,   [_]WITHHOLD AUTHORITY to vote
   of             except as marked to the             for all nominees listed
   Directors      contrary (see instruction).         below.


  Term expiring 1997: William J. Crowe, Jr., David R. Goode, Robert E. McNair and Harold W. Pote
  Term expiring 1995: Jane Margaret O'Brien

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

(2) Ratification of the appointment of KPMG Peat Marwick, independent public accountants. (The Board of Directors recommends a vote FOR)
                           [_] FOR      [_] AGAINST      [_] ABSTAIN

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)
 ------------------------------------------------------------------------------

 -------------------------------------------------------------------------------
                          (Continued from other side)

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM (2).



                                                     Dated               , 1994
                                                           --------------


                                                     --------------------------
                                                            (SIGNATURE)



                                                     --------------------------
                                                            (SIGNATURE)
                                                     SIGN EXACTLY AS NAME
                                                     APPEARS HEREON.
                                                     ATTORNEYS-IN-FACT,
                                                     EXECUTORS, TRUSTEES,
                                                     GUARDIANS, CORPORATE
                                                     OFFICERS, ETC., SHOULD
                                                     GIVE FULL TITLE.
   ---------------------------------------------
   PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY
                     PROMPTLY
   ---------------------------------------------
- --------------------------------------------------------------------------------